As filed with the Securities and Exchange Commission on September 9, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRANS WORLD ENTERTAINMENT CORPORATION

(Exact name of registrant as specified in its charter)

New York	14-1541629
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

38 Corporate Circle
Albany, New York 12203
(518) 452-1242
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2005 Long Term Incentive and Share Award Plan

(Full Title of the Plan)

Robert J. Higgins
Chairman and Chief Executive Officer

Trans World Entertainment Corporation
38 Corporate Circle
Albany, New York 12203
(518) 452-1242

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Gary A. Brooks, Esq.

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York  10005

(212) 701-3000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, par value $0.01 per share, of Trans World Entertainment Corporation	5,000,000	$7.47	$37,350,000	$4,396

(1)          In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement will cover such indeterminate number of shares of common stock of Trans World Entertainment Corporation that may be issued in respect of stock splits, stock dividends and similar transactions.

(2)          Estimated solely for the purposes of computing the amount of the registration fee under Rules 457(c) and (h) of the Securities Act based on the average of the high and low prices of the common stock on the Nasdaq National Market as of September 6, 2005.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  Plan Information.

Omitted pursuant to the instructions and provisions of Form S-8.

ITEM 2.  Registrant Information and Employee Plan Annual Information.

Omitted pursuant to the instructions and provisions of Form S-8.

I-1

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by Trans World Entertainment Corporation with the Commission are hereby incorporated by reference in this registration statement:

•                       our annual report on Form 10-K for the fiscal year ended January 29, 2005;

•                       our quarterly reports on Form 10-Q for the fiscal quarters ended April 30, and July 30, 2005;

•                       our current reports on Form 8-K filed on May 13, June 14, July 7 and August 11, 2005;

•                       to the extent incorporated by reference into our annual report on Form 10-K, our proxy statement for our 2005 Annual Meeting of Stockholders filed on April 4, 2005; and

•                       the description of our common stock contained in our registration statement on Form 8-A filed on July 21, 1986 pursuant to Section 12 of the Securities Exchange Act of 1934, as updated by our Registration Statement on Form S-4 (Registration No. 333-75231) filed on March 29, 1999, as amended by Amendment No. 1 on Form S-4/A filed on March 30, 1999 as further updated by our Registration Statement on Form 8-A filed on August 15, 2000 pursuant to Section 12 of the Securities Exchange Act of 1934.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 722 of the New York Business Corporation Law provides that a corporation may indemnify an officer or director, in the case of third party actions, against judgments, fines, amounts paid in settlement and reasonable expenses and, in the case of derivative actions, against amounts paid in settlement and reasonable expenses, if the director or officer “acted in good faith for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation” and, in the case of criminal actions, “had no reasonable cause to believe that his conduct was unlawful.” Statutory indemnification may not be provided in derivative actions in respect of a threatened action, or a pending action which is settled or otherwise disposed of, or any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement and expenses as the court deems proper.

As contemplated in Section 721 of the New York Business Corporation Law, Trans World’s By-Laws, as amended, provide a broader basis for indemnification in accordance with and as permitted by Article 7 of the New York Business Corporation Law.

Section 6.6 of Trans World’s By-Laws provides as follows:

Section 6.6 Indemnification.

Except to the extent expressly prohibited by the New York Business Corporation Law, the Corporation shall indemnify each person made or threatened to be made a party to any action or proceedings, whether civil or criminal, by reason of the fact that such person or such person’s testator or intestate is or was a director or officer of the Corporation, or serves or served at the request of the Corporation any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorney’s fees, incurred in connection with such action or proceedings, or any appeal therein, provided that no such indemnification shall be made if a judgment or other final adjudication adverse to such person establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action as adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, and provided further that no such indemnification shall be required with respect to any settlement or other nonadjudicated disposition of any threatened or pending action or proceedings unless the Corporation has given its prior consent to such settlement or other disposition.

The Corporation shall advance or promptly reimburse upon request any person entitled to indemnification hereunder for all expenses, including attorney’s fees, reasonably incurred in defending any action or proceeding in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such person to repay such amount if such person is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which such person is entitled, provided, however, that such person shall cooperate in good faith with any request by the Corporation that common counsel be utilized by the parties to an action or proceeding who are similarly situated unless to do so would be inappropriate due to actual or potential differing interests between or among such parties.

Nothing herein shall limit or affect any right of any person otherwise than hereunder to indemnification or expenses, including attorneys’ fees, under any statute, rule, regulation, certificate of incorporation, by-law, insurance policy, contract or otherwise.

Anything in these by-laws to the contrary notwithstanding, no elimination of this by-law, and no amendment of this by-law adversely affecting the right of any person to indemnification or advancement of expenses hereunder shall be effective until the 60th day following notice to such person of such action, and no elimination of or amendment to this by-law shall deprive any person of his or her rights hereunder arising out of alleged or actual occurrences, acts or failures to act prior to such 60th day.

The Corporation shall not, except by elimination or amendment of this by-law in a manner consistent with the preceding paragraph, take any corporate action or enter into any agreement which prohibits, or otherwise limits the rights of any person to, indemnification in accordance with the provisions of this by-law. The indemnification of any person provided by this by-law shall continue after such person has ceased to be a director, officer or employee of the Corporation and shall inure to the benefit of such person’s heirs, executors, administrators and legal representatives.

The Corporation is authorized to enter into agreements with any of its directors, officers or employees extending rights to indemnification and advancement of expenses to such person to the fullest extent permitted by applicable law, but the failure to enter into any such agreement shall not affect or limit the rights of such person pursuant to this by-law, it being expressly recognized hereby that all directors, officers and employees of the Corporation, by serving as such after the adoption hereof, are acting in reliance hereon and that the Corporation is estopped to contend otherwise.

In case any provision in this by-law shall be determined at any time to be unenforceable in any respect, the other provisions shall not in any way be affected or impaired thereby, and the affected provision shall be given the fullest possible enforcement in the circumstances, it being the intention of the Corporation to afford indemnification and advancement of expenses to its directors, officers and employees, acting in such capacities or in the other capacities mentioned herein, to the fullest extent permitted by law.

For purposes of this by-law, the Corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his or her duties to the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan, and excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered indemnifiable expenses. For purposes of this by-law, the term “Corporation” shall include any legal successor to the Corporation, including any corporation which acquires all or substantially all of the assets of the Corporation in one or more transactions.”

 ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

The exhibits to this registration statement are listed in the Exhibit Index on page II-[  ] of this registration statement, which index is incorporated herein by reference.

ITEM 9.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                  That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albany, State of New York, on September 9, 2005.

TRANS WORLD ENTERTAINMENT CORPORATION

By:	/s/ Robert J. Higgins
Robert J. Higgins
Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints [Robert J. Higgins and John J. Sullivan], or either of them, his attorneys-in-fact and agents, each with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his or her substitute or substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert J. Higgins	Chairman and Chief Executive Officer	September 9, 2005
Robert J. Higgins	(Principal Executive Officer)

/s/ John J. Sullivan	Executive Vice President and Chief Financial	September 9, 2005
John J. Sullivan	Officer (Principal Financial and Chief Accounting Officer) and Secretary

/s/ Mark A. Cohen	Director	September 9, 2005
Mark A. Cohen.

/s/ Martin E. Hanaka	Director	September 9, 2005
Martin E. Hanaka

Signature	Title	Date

/s/ Isaac Kaufman	Director	September 9, 2005
Isaac Kaufman

/s/ Joseph G. Morone	Director	September 9, 2005
Dr. Joseph G. Morone

/s/ Lori J. Schafer	Director	September 9, 2005
Lori J. Schafer

/s/ Michael B. Solow	Director	September 9, 2005
Michael B. Solow

/s/ Edmond Thomas	Director	September 9, 2005
Edmond Thomas

EXHIBIT INDEX

EXHIBIT NO.	EXHIBIT

4.1

Restated Certificate of Incorporation—incorporated herein by reference to Exhibit 3.1 to Trans World’s Annual Report on Form 10-K for the fiscal year ended January 29, 1994. Commission File No. 0-14818.

4.2

Certificate of Amendment to the Certificate of Incorporation—incorporated herein by reference to Exhibit 3.1 to Trans World’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 29, 1994. Commission File No. 0-14818.

4.3

Certificate of Amendment to the Certificate of Incorporation—incorporated herein by reference to Exhibit 3.4 to Trans World’s Annual Report on Form 10-K for the year ended January 31, 1998. Commission File No. 0-14818.

4.4	Amended By-Laws—incorporated herein by reference to Exhibit 3.4 to Trans World’s Annual Report on Form 10-K for the fiscal year ended January 29, 2000. Commission File No. 0-14818.

4.5

Certificate of Amendment to the Certificate of Incorporation—incorporated herein by reference to Exhibit 4.2 to Trans World’s Current Report on Form 8-K dated August 11, 2000. Commission File No. 0-14818.

4.6

Certificate of Amendment to the Certificate of Incorporation—incorporated herein by reference to Exhibit 3.5 to Trans World’s Registration Statement on Form S-4 dated March 29, 1999, File No. 333-75231.

4.7

Certificate of Amendment to the Certificate of Incorporation—incorporated herein by reference to Exhibit 3.6 to Trans World’s Registration Statement on Form S-4 dated March 29, 1999, File No. 333-75231.

5.1	Opinion of Cahill Gordon & Reindel LLP

23.1	Consent of KPMG LLP.

23.2	Consent of Cahill Gordon & Reindel LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page to this Registration Statement)

99.1

Trans World Entertainment Corporation 2005 Long Term Incentive and Share Award Plan— incorporated herein by reference to Appendix A to Trans World’s Definitive Proxy Statement on Schedule 14A filed on May 11, 2005. Commission File No. 0-14818.